STRATEGIC RELATIONSHIP AGREEMENT

This STRATEGIC RELATIONSHIP AGREEMENT (this "Agreement") is entered into as of September __, 2001, by and among AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation ("ACAS"), and GLADSTONE CAPITAL CORPORATION, a Maryland corporation ("GLAD").

W I T N E S S E T H

WHEREAS, GLAD is a business development company that is in the business of purchasing debentures and similar debt instruments from medium-sized businesses, particularly those sponsored by buyout funds; and

WHEREAS, ACAS, which is also a business development company, is a buyout and mezzanine fund primarily in the business of providing mezzanine and subordinated debt to and making equity investments in middle market non-public companies; and

WHEREAS, considering their complementary business plans, ACAS and GLAD believe that there can be substantial mutual benefit to referrals of investment opportunities and other cooperative activities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intend to be legally bound, hereby agree as follows:

1.             Referral of Investment Opportunities.

(a)   In recognition of the mutual benefits to ACAS and GLAD from the referral of investment opportunities:

i)      ACAS hereby agrees to refer to GLAD selected investment placement opportunities for senior debt and senior subordinated debt involving portfolio companies and prospective portfolio companies of ACAS promptly upon ACAS becoming aware of such opportunities; and

ii)     GLAD hereby agrees to refer to ACAS selected investment placement opportunities for senior subordinated debt and junior subordinated debt and equity investments involving portfolio companies and prospective portfolio companies of GLAD promptly upon GLAD becoming aware of such opportunities.

(b)   The referrals subject to this paragraph 1 shall be on a non-exclusive basis and shall be further subject to the terms of any confidentiality agreements or understandings to which ACAS or GLAD, respectively, may be a party.  Subject to the foregoing, ACAS agrees to provide to GLAD and GLAD agrees to provide to ACAS appropriate information that may be in their respective possession regarding such investment opportunities.  Subject to fiduciary duties and other appropriate considerations, ACAS and GLAD each agree to make affirmative recommendations regarding the availability of such financing from the other to such portfolio companies and prospective portfolio companies.

(c)           ACAS and GLAD will, to the extent each deems it necessary, perform its own due diligence investigation and make its own investment decision regarding each such investment opportunity.  Each of ACAS and GLAD will be solely responsible for its investment decisions and may refuse to consider any particular investment opportunity.  Neither ACAS nor GLAD shall have any liability to the other as a result of the referral or the failure to refer any particular investment opportunity to the other or as a result of any information regarding such opportunities that may be provided hereunder.  Neither ACAS nor GLAD shall have any responsibility to the other to invest in or to refrain from investing in any particular investment as a result of the operation of this paragraph 1.

2.             Employment.  GLAD and ACAS agree that during the term of this Agreement, without the permission of the other, they will not solicit, endeavor to entice, make offers of employment to or employ any person who is a employee of the other on the date hereof or subsequently without the consent of the other party.  ACAS has acknowledged that GLAD has hired as employees Virginia Rollins and Joseph Bute, each of whom was formerly employed as a principal of ACAS.  Neither such individual was an ACAS principal at the time such offers for employment were made by GLAD.  ACAS consented to such offers and has consented to such hiring.  Further, ACAS has consented to the hiring of David J. Gladstone by GLAD.

3.             Offer to Sell Senior Notes.  ACAS shall, from time to time, offer GLAD the opportunity to purchase from ACAS and GLAD will consider purchasing from ACAS senior notes and loans in the ACAS portfolio.  Such offers will be made on a non–exclusive basis and each of GLAD and ACAS will make an independent investment decision on such transactions.  ACAS will make the first such offer as soon as practical after the date hereof.

4.             Covenants

(a)   Standards of Operation. The parties hereto shall at all times during the term of this Agreement operate their respective businesses in compliance with all applicable laws, rules and regulations and shall maintain all licenses or other authorizations necessary for the operation of each business.

(b)   Confidentiality; No Publicity. The parties shall at all times use and maintain in confidence any proprietary materials provided to the other party hereunder.  For this purpose, "proprietary materials" shall be deemed to include the name of a borrower or prospective borrower and the amount and the terms of an investment opportunity referred hereunder and the fact that such an investment opportunity was so referred, unless specifically indicated to the contrary by the party providing such referral.  In addition, the parties agree not to disseminate or otherwise make any public announcement concerning this Agreement or the relationship created hereby until that date which is twenty-five days after the closing of GLAD's initial public offering.

(c)   Independent Status.  The parties shall at all times be independent entities, rather than a co-venturer, agent, employee, franchisee or representative of the other.  They shall work independently without supervision of the other and shall be responsible for their own liabilities and obligations, including taxes.  The parties hereby acknowledge and agree that they may each may engage in other businesses and ventures and may enter into other agreements covering the subject matter hereof.

(d)   Indemnification. Each of the parties shall indemnify, defend and hold harmless the other from and against any and all losses claims, damages, liabilities and expenses whatsoever, joint or several, as incurred, as to which such other party may become subject under any applicable federal or state law or otherwise, related to or arising out of or based upon any act or omission of such party, as the case may be, in connection with a breach or misrepresentation or omission by such party of such party's obligations hereunder or the representations contained herein or in connection with any transactions contemplated hereby, and will reimburse the other party for all legal or other expenses (including, without limitation, attorney's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such other party is a named party in any such claim, action or proceeding; provided, however, that no party shall have liability to the other to the extent that any such loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such other party's willful misconduct or gross negligence.

5.             Representations and Warranties . Each of the parties represents and warrants to the others:

(a)   It is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation and it is qualified as a foreign corporation and in good standing in each jurisdiction where the nature of its activities requires such qualification, except to the extent that a failure to qualify would not have a material adverse effect on it;

(b)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been authorized by all necessary corporate action necessary to be taken on its part;

(c)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the terms of any law, statute, regulation, decree, order of other legal requirement to which it is subject or by which it is bound or any contract, agreement or understanding to which it is a party or by which it is otherwise bound; and

(d)   This Agreement has been duly executed and delivered by such party and is a valid and binding obligation of such party that is enforceable against such party in accordance to its terms, subject to bankruptcy, insolvency and other laws of general applicability affecting the rights of creditors.

6.             Duration of Agreement.

(a)   This Agreement shall take effect as of the date of execution and shall remain in effect for three years from date of execution. Thereafter, the term of this Agreement may be renewed for an additional one year period if agreed to in writing by each of the parties to be so bound.

(b)      Notwithstanding any other provisions hereof, any party may terminate this Agreement upon sixty days' prior written notice to the other parties.

7.             Miscellaneous.

(a)           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and hand-delivered or sent by certified or registered mail, return receipt requested, first-class postage prepaid or by overnight parcel express service offered by a nationally–recognized carrier, if  to GLAD to 1750 Tysons Boulevard, 4th Floor, McLean, Virginia  22102, and if to ACAS to its office located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, attention: Compliance Officer.

(b)   Governing Law. This Agreement, including any exhibits hereto, shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the State of Maryland or the federal courts in the State of Maryland, the jurisdiction of which courts both parties hereby consent to as the agreement of the parties, as not inconvenient and as not subject to review by any court other than such courts in the State of Maryland. The parties agree that service of any summons and/or complaint, and other process that may be served in any action, may be made by mailing via registered mail or delivering a copy of such process to the part at its address specified above, and each party agrees that this submission to jurisdiction to consent to service of process are reasonable and made for the express benefit of the other parties hereto.

(c)   Waiver of Jury Trial. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement which in any way related, directly, or indirectly, to the subject matter hereof or any event, transaction or occurrence arising out of or in any way connected with this Agreement or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Each party acknowledges and agrees that this paragraph is a specific and material aspect of this Agreement among  the parties and that the other parties would not enter into this Agreement if this waiver of jury trial section were not a part of this Agreement.

(d)   Entire Agreement; Modifications and Waivers; Severability. This Agreement, and the exhibits hereto represent the entire agreement and understanding by and among the parties hereto with respect to the subject matter herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect.  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless to do so would cause this Agreement to fail of its essential purpose.

(e)   Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(f)    No Transfers. Neither this Agreement nor any party's rights and duties hereunder may be sold, assigned or delegated by a party without the prior written consent of the other parties hereto.

(g)   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

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                IN WITNESS WHEREOF, this Strategic Relationship Agreement is entered into as of the date first set forth above.

AMERICAN CAPITAL STRATEGIES, LTD.

By:
	Name:	Malon Wilkus
	Title:	CEO

GLADSTONE CAPITAL CORPORATION

By:
	Name:	David Gladstone
	Title:	CEO